Exhibit 10.41

FOURTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS FOURTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of May 30, 2019 by and among (i) NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), (ii) the Persons whose names are set forth under the heading “Initial Holders” on Schedule A hereto (the “Initial Holders”), (iii) the Persons whose names are set forth under the heading “Investors” on Schedule A hereto (comprised of the Series A Investors and the Series B Investors, each as defined below, the “Investors”), (iv) Dong-A ST Co., Ltd (“Dong-A”) and (v) each other Person who shall, after the date hereof, acquire shares of Capital Stock and join in and become a party to this Agreement by executing and delivering a Joinder Agreement (the “Subsequent Holders,” and collectively with the Initial Holders, the Investors and Dong-A, the “Holders”).  This Agreement replaces all prior versions including the Third Amended and Restated Stockholders’ Agreement dated April 9, 2018, signed by the Initial Holders, the Series A Investors and the Company.

WHEREAS, the Company and each of the Initial Holders are parties to a Stock Purchase Agreement, dated as of October 2, 2017, which was amended on January 15, 2018 with respect to the number of shares issued and price per share, by and among the Company and each of the Initial Holders (the “Common Stock Purchase Agreement”), providing for, among other things, the purchase by the Initial Holders from the Company of the number of shares of Common Stock set forth opposite the name of each Initial Holder in Schedule A hereto, the completion of which was conditioned upon the Company and the Initial Holders having entered into the initial version of this Agreement;

WHEREAS, the Company and certain of the Investors (the “Series A Investors”) are parties to Stock Purchase Agreements by and between the Company and each Series A Investor (each such agreement a “Series A Preferred Stock Purchase Agreement”), providing for, among other things, the purchase by the Series A Investors from the Company of the number of shares of Series A Preferred Stock set forth opposite the name of each Series A Investor in Schedule A hereto, the completion of which was conditioned upon the Company, the Initial Holders and the Series A Investors having entered into the third amended and restated version of this Agreement;

WHEREAS, the Company and certain of the Investors (the “Series B Investors”) are parties to Stock Purchase Agreements by and between the Company and the Series B Investors (each such agreement a “Series B Preferred Stock Purchase Agreement” and together with the Common Stock Purchase Agreement and the Series A Preferred Stock Purchase Agreements, the “Stock Purchase Agreements”), providing for, among other things, the purchase by the Series B Investors from the Company of the number of shares of Series B Preferred Stock set forth opposite the name of each Series B Investor in Schedule A hereto, and the Initial Holders, the Series A Investors, Dong-A and the Company desire to further induce the Series B Investors to purchase such shares of Series B Preferred Stock;

WHEREAS, Dong-A acquired shares of Common Stock from the Company pursuant to the Dong-A Acquisition Agreement and the Dong-A License Agreement (each as defined herein), and in connection therewith became a party to the third amended and restated version of this agreement by executing and delivering a joinder agreement;

NeuroBo Pharmecetuticals, Inc. —Fourth Amended and Restated Stockholders’ Agreement

WHEREAS, it is the desire of the parties to enter into this Agreement to govern certain of their rights, duties and obligations after the completion of the transactions contemplated by the Stock Purchase Agreements, and certain of the rights, duties and obligations of any Subsequent Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto, hereby agree as follows:

Definitions.  Capitalized terms not otherwise defined herein shall have the following meanings:

“Affiliate” or “Affiliated” means, with regard to any specified Person, any other Person which, directly or indirectly controls, is controlled by, or is under common control with, such Person, and, with respect to any Person who is an individual, the spouse, ancestors and descendants (lineal or by marriage) thereof, or any trust(s) for the exclusive benefit of one or more of such individuals.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning thirty percent (30%) or more of the voting securities of another Person shall be deemed to control that Person.

“Board” means the Board of Directors of the Company.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Capital Stock” means the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and any other class or series of capital stock of the Company classified or reclassified by the Board, including, without limitation, any class or other series of preferred stock, preference stock, non-voting stock, special stock or other stock.

“Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Common Stock” means the common stock, par value $1.000000 per share, of the Company.

“Common Stock Purchase Agreement” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble, as well as any successor entity.

“Company Notice” means written notice from the Company notifying the Holders and the transferring Holder that the Company intends to exercise its Right of First Refusal as to all of the Transfer Stock with respect to any Proposed Stockholder Transfer.

“Confidential Information” has the meaning set forth in Section 10.8.

“Convertible Promissory Notes” means the convertible promissory notes issued by the Company to each of the Initial Holders on February 1, 2018.

“Deemed Liquidation Event” means (i) a reorganization, merger, consolidation or similar transaction in which the Company is not the resulting entity, other than a Reverse Merger, (ii) a reorganization, merger, consolidation or similar transaction in which the Company is the resulting entity if the stockholders of the Company immediately prior to consummation of the transaction hold less than 50% of the voting power of the outstanding shares of Capital Stock immediately after consummation of the transaction or (iii) a sale or other disposition of all or substantially all of the assets of the Company.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Capital Stock, including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock, and other convertible Capital Stock, options, warrants, the Convertible Promissory Notes and other convertible debt securities.

“Dong-A” has the meaning set forth in the preamble.

“Dong-A Acquisition Agreement” means the Acquisition Agreement, dated as of January 18, 2018, between the Company and Dong-A, as the same may from time to time be amended.

“Dong-A License Agreement” means the License Agreement, dated as of January 18, 2018, between the Company and Dong-A, as the same may from time to time be amended.

“Holders” has the meaning set forth in the preamble.

“Investor Notice” means written notice from an Investor notifying the Company and the transferring Initial Holder that such Investor intends to exercise its Secondary Refusal Right as to all of the Transfer Stock, with respect to any Proposed Holder Transfer.

“Initial Holders” has the meaning set forth in the preamble.

“IPO” means the initial sale of shares of Common Stock by the Company in a public offering in the United States of America or in any other country.

“Investors” has the meaning set forth in the preamble.

“Joinder Agreement” means an agreement, substantially in the form attached hereto as Exhibit A, entered into with a Subsequent Holder, providing for such Subsequent Holder to join in and become a party to this Agreement.

“New Securities” means, collectively, shares of Capital Stock of the Company, whether or not currently authorized, as well as rights, options or warrants to purchase shares of Capital Stock, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for shares of Capital Stock.

“Non-Investor Holders” means the Initial Holders, Dong-A and, unless otherwise provided in the applicable Joinder Agreement, each Subsequent Holder.

“Person” means any individual, firm, limited liability company, partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind.

“Preferred Stock” means the preferred stock, par value $1.000000 per share, of the Company.

“Preferred Stock Directors” means the Series A Director and the Series B Director or Series B Directors (as the case may be), collectively.

“Principal Stockholder” has the meaning set forth in Section 5.1.

“Proposed Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Initial Holders.

“Proposed Transfer Notice” means written notice from any of the Initial Holders setting forth the terms and conditions of a Proposed Holder Transfer.

“Prospective Transferee” means any Person to whom any of the Initial Holders proposes to make a Proposed Holder Transfer.

“Restated Certificate” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time.

“Reverse Merger” means a reverse merger of the Company (or a similar transaction effected by the Company) with an entity which is listed or the parent of which is listed on a securities exchange in the United States of America or on any other internationally recognized securities exchange.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, to purchase all of the Transfer Stock with respect to a Proposed Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Notice” means written notice from the Company notifying the Investors and the Initial Holders that the Company does not intend to exercise its Right of First Refusal as to all of the shares of Transfer Stock with respect to any Proposed Holder Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based on the amount of Capital Stock held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Series A Director” shall have the meaning defined in the Restated Certificate.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $1.000000 per share, of the Company.

“Series A Preferred Stock Purchase Agreement” has the meaning set forth in the preamble.

“Series B Director” and “Series B Directors” shall have the meanings set forth in the Restated Certificate.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $1.000000 per share, of the Company.

“Series B Preferred Stock Purchase Agreement” has the meaning set forth in the preamble.

“Stock Purchase Agreements” has the meaning set forth in the preamble.

“Subsequent Holders” has the meaning set forth in the preamble.

“Transfer Stock” means shares of Capital Stock owned by any of the Initial Holders, which the Initial Holder proposes to transfer in a Proposed Holder Transfer.

“Voting Shares” means any shares of Capital Stock, the holders of which are entitled generally to vote for the election of directors of the Company.

1.                                      Transfer Restriction.

1.1                               General Restriction.  Except as otherwise provided in Section 3.1 or with the prior written consent of the holders of a majority of the shares of the Investors (on an as-converted to Common Stock basis in the case of any Capital Stock that is convertible to Common Stock, including without limitation the Series A Preferred Stock and the Series B Preferred Stock), a Non-Investor Holder may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any shares of Capital Stock prior to the earliest of (a) the consummation of an IPO; (b) the consummation of a Reverse Merger; or (c) the consummation of a Deemed Liquidation Event.  Any sale, assignment, transfer, pledge, hypothecation or other disposition in violation of this Section 1.1 shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

2.                                      Right of First Refusal. Except as provided in Section 3.1, any Proposed Holder Transfer that is not prohibited by Section 1.1 shall be subject to the provisions of this Section 2.

2.1                               Right of First Refusal.

(a)                                 Grant.  Each Non-Investor Holder hereby unconditionally and irrevocably grants to the Company, and then to the Investors, a Right of First Refusal to purchase all, but not less than all, of the Transfer Stock that such Non-Investor Holder may propose to transfer in a Proposed Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)                                 Notice.  Each Non-Investor Holder proposing to make a Proposed Holder Transfer must give a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to expected date of the consummation of such Proposed Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Holder Transfer, the intended date of the Proposed Holder Transfer and the identity of the Prospective Transferee.  To exercise its Right of First Refusal under this Section 2, the Company must give a Company Notice to the transferring Non-Investor Holder and the Investors within fifteen (15) days after giving of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by any of the Non-Investor Holders with the Company that contains a preexisting right of first refusal, the Company and the  Non-Investor Holders acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Section 2.1(a) and this Section 2.1(b).

(c)                                  Grant of Secondary Refusal Right to the Investors.  Subject to the terms of Section 3 below, each Non-Investor Holder hereby unconditionally and irrevocably grants to the Investors a Secondary Refusal Right to purchase all, but not less than all, of the Transfer Stock if not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c).  If the Company does not intend to exercise its Right of First Refusal with respect to the Transfer Stock subject to a Proposed Holder Transfer, the Company must give a Secondary Notice to the transferring Non-Investor Holder and each Investor to that effect not later than fifteen (15) days after the transferring Non-Investor Holder gives the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, an Investor must give an Investor Notice to the transferring Non-Investor Holder and the Company within fifteen (15) days after the Company’s deadline for its giving of the Secondary Notice as provided in the preceding sentence including the fair market value of any non-cash consideration in accordance with Section 2.1(f) below.

(d)                                 Allocation of Transfer Stock.  If more than one Investor exercises its Secondary Refusal Right by providing an Investor Notice as provided for in Section 2.1(c), then the shares for purchase under this Section 2.1(d) shall be allocated to the Investors pro rata based on the amount of Capital Stock each such Investor owns (on an as-converted to Common Stock basis in the case of any Capital Stock that is convertible to Common Stock, including without limitation the Series A Preferred Stock and the Series B Preferred Stock) at the time they provide the Investor Notice.

(e)                                  Forfeiture of Rights.  Notwithstanding the foregoing, if the Company and the Investors do not agree to purchase the Transfer Stock subject to the Proposed Transfer Notice (the “Unpurchased Shares”), then the Company and the Investors shall be deemed to have forfeited any right to purchase the Unpurchased Shares of the Transfer Stock, and the transferring Non-Investor Holder shall be free to sell the Unpurchased Shares to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation Section 2.2 and Section 10.7(b); (ii) any future Proposed Holder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f)                                   Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by a majority of the Board, including a majority of the Preferred Stock Directors.  If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof in U.S. Dollars, as determined in good faith by a majority of the Board, including a majority of the Preferred Stock Directors.  The closing of the purchase of Transfer Stock by the Company or any Investor shall take place, and all payments from the Company or any Investor shall be delivered to the transferring Non-Investor Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Holder Transfer and (ii) forty-five (45) days after giving of the Proposed Transfer Notice.  At any such closing, the transferring Non-Investor Holder shall take all steps necessary or appropriate to transfer possession of the certificate(s) representing all of the shares of Transfer Stock to the Company or the Investors, as appropriate.  Such delivery of stock certificate(s) by each transferring Non-Investor Holder shall constitute the representation and warranty by the transferring Non-Investor Holder that good and valid title to the shares represented thereby are being delivered, free and clear of all encumbrances, and the certificate(s) shall be duly endorsed or accompanied by duly executed stock powers or other instruments of conveyance.  The Company shall ensure that the stock transfer records of the Company or its transfer agent reflect the purchase of the Transfer Stock, and (except with respect to any shares of Transfer Stock purchased by the Company) shall cause a new stock certificate or certificates to be issued reflecting the same, such certificate(s) to contain the legend referred to in Section 4.

2.2                               Right of Co-Sale.

(a)                                 Exercise of Right.  If any Transfer Stock subject to a Proposed Holder Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Holder Transfer as set forth in Section 2.2(b) below and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Non-Investor Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale. The Company shall also reimburse each Participating Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Investor’s rights under Section 2.2.

(b)                                 Shares Includable.  Each Participating Investor may include in the Proposed Holder Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Holder Transfer (excluding any shares purchased by the Company or the Participating Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Holder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Holder Transfer, plus the number of shares of Transfer Stock held by the selling Non-Investor Holder.  To the extent one (1) or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Non-Investor Holder may sell in the Proposed Holder Transfer shall be correspondingly reduced.

(c)                                  Purchase and Sale Agreement.  The Participating Investors and the selling Non-Investor Holder agree that the terms and conditions of any Proposed Holder Transfer in accordance with this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Non-Investor Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.

(d)                                 Allocation of Consideration.

(i)                                     Subject to Section 2.2(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Non-Investor Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Non-Investor Holder as provided in Section 2.2(b), provided that if a Participating Investor wishes to sell Capital Stock that is convertible into Common Stock (including, without limitation, Series A Preferred Stock or Series B Preferred Stock), the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of such Capital Stock into Common Stock.

(ii)                                  In the event that the Proposed Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Non-Investor Holder in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate as if (A) such transfer were a Deemed Liquidation Event (as defined in the

Restated Certificate), and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding.  In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Holder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Participating Investor(s) and selling Holder upon release from escrow shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e)                                  Purchase by Selling Non-Investor Holder; Deliveries.  Notwithstanding Section 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Non-Investor Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Non-Investor Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Non-Investor Holder to such Participating Investor or Investors shall be made in accordance with the first sentence of Section 2.2(d)(ii).  In connection with such purchase by the selling Non-Investor Holder, such Participating Investor or Investors shall deliver to the selling Non-Investor Holder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Non-Investor Holder (or request that the Company effect such transfer in the name of the selling Holder).  Any such shares transferred to the selling Non-Investor Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Non-Investor Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 2.2(e).

(f)                                   Additional Compliance.  If any Proposed Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Non-Investor Holder proposing the Proposed Holder Transfer may not sell any Transfer Stock unless such Non-Investor Holder first complies in full with each provision of this Section 2.  The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3                               Effect of Failure to Comply.

(a)                                 Transfer Void; Equitable Relief.  Any Proposed Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio,

shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)                                 Violation of First or Secondary Refusal Right.  If any Non-Investor Holder becomes obligated to sell any Transfer Stock to the Company or any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at their option, in addition to all other remedies they may have, send to such transferring Non-Investor Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an  Investor) on the Company’s books, the certificate or certificates representing the Transfer Stock to be sold.

(c)                                  Violation of Co-Sale Right.  If any Non-Investor Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Investor who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Non-Investor Holder to purchase from such Participating Investor the type and number of shares of Capital Stock that such Participating Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 2.2.  The sale will be made on the same terms, including, without limitation, as provided in Section 2.2(d)(i) and the first sentence of Subsection 2.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the Non-Investor Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Participating Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2.

3.                                      Exempt Transfers.

3.1                               Exempted Transfers. The provisions of Sections 1.1, 2.1 and 2.2 above shall not apply: (a) in the case of a Non-Investor Holder that is an entity, upon a transfer by such Non-Investor Holder to one or more of its Affiliates, (b) to a repurchase of Transfer Stock from a Non-Investor Holder by the Company at a price no greater than that originally paid by such Non-Investor Holder for such Transfer Stock pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board (including a majority of the Preferred Stock Directors, if and to the extent serving on the Board at the time such agreement was entered into) or at a higher repurchase price not in excess of the fair market value thereof as approved by a majority of the Board (including a majority of the Preferred Stock Directors), (c) to a sale or other transfer in connection with an IPO, a Reverse Merger or a Deemed Liquidation Event or (d) in the case of a Non-Investor Holder that is a natural person, upon a transfer of Transfer Stock by such Non-Investor Holder, made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Non-Investor Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other Person approved by a majority of the Board (including a majority of the Preferred Stock Directors), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Non-Investor Holder or any such family members or any charitable trust in which the Non-Investor Holder is the sole trustee; provided that in the case of clause (a) or (d), the Non-Investor Holder shall give prior written notice to the Company of such gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, execute and deliver a Joinder Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Non-Investor Holder (but only with respect to the shares so transferred to the transferee), including, without limitation, the obligations of a Non-Investor Holder with respect to Proposed Holder Transfers of such Transfer Stock pursuant to Section 2; provided, further, in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

4.                                      Legend Each certificate representing shares of Capital Stock held by the Non-Investor Holders or transferred to any Prospective Transferee who acquires shares of Transfer Stock in accordance with the terms hereof or transferred (or issued to) to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be endorsed with the following (or a substantially equivalent) legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS’ AGREEMENT BY AND AMONG THE STOCKHOLDER, NEUROBO PHARMACEUTICALS, INC., A DELAWARE CORPORATION (THE “COMPANY”), AND CERTAIN OTHER HOLDERS OF STOCK OF THE COMPANY.  BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE PROVISIONS OF THAT STOCKHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, OWNERSHIP AND VOTING SET FORTH THEREIN.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND UNDER THE APPLICABLE SECURITIES

LAWS OF ANY STATE OR OTHER JURISDICTION OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

Each Non-Investor Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares of Capital Stock represented by certificates bearing the legend referred to above in this Section 4 to enforce the provisions of this Agreement, and the Company agrees to do so.  The first paragraph of the legend shall be removed at the request of the Non-Investor Holder upon termination of this Agreement.

4A.                             Lock-Up.

4A.1                      Agreement to Lock-Up. Each Non-Investor Holder hereby agrees that it will not, without the prior consent of the holders of a majority of the shares of the Investors, until the Company’s IPO or the completion of a Reverse Merger, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for an IPO or held prior to the completion of a Reverse Merger; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise.  In connection with an IPO and upon request of the Company or the underwriters managing such offering, each Holder hereby agrees that the Holder shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any shares of Common Stock or other securities of the Company, nor shall the Holder enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock or other securities of the Company, without the prior written consent of the Company or such underwriters for such period of time (not to exceed 180 days, subject to extension by the Company or such underwriters for such additional period of time as may be necessary or customary) as may be requested by the Company or such underwriters and to execute an agreement reflecting the foregoing as may be requested by the Company or such underwriters.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities held by the Holders.

4A.2                      Convertible Promissory Note. Each Initial Holder hereby agrees that until there are less than 175 shares of Series A Preferred Stock issued and outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A Preferred Stock), it or he shall not, without the prior written majority consent of the Series A Investors, (1) exercise any conversion right under its or his Convertible Promissory Note or (2) transfer, sell, assign, convey, pledge or otherwise dispose of its or his Convertible Promissory Note to a third-party, other than a transfer of a type described in Section 3.1(a) or (d).

5.                                      Preemptive Rights.

5.1                               Right of First Offer.  Subject to the terms and conditions of this Section 5.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor (each a “Principal Stockholder” and, together, the “Principal Stockholders”). A Principal Stockholder shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)                                 The Company shall give notice (the “Offer Notice”) to each Principal Stockholder stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By notification to the Company within twenty (20) days after the Offer Notice is given, each Principal Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of any other Derivative Securities then held, by such Principal Stockholder bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all Derivative Securities).  At the expiration of such twenty (20) day period, the Company shall promptly notify each Principal Stockholder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Stockholder”) of any other Principal Stockholder’s failure to elect to purchase or acquire all the New Securities available to it.  During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares of New Securities specified above, any or all of the New Securities for which Principal Stockholders were entitled to subscribe but that were not subscribed for by the Principal Stockholders (the “Unsubscribed Securities”) which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion or exercise of any other Derivative Securities then held, by such Fully Exercising Stockholder bears to the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of any other Derivative Securities then held, by all Fully Exercising Stockholders who wish to purchase such Unsubscribed Securities not subscribed for by the Investor.

If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided above in this Section 5.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided above in this Section 5.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. In such case, the Company shall require the prospective purchaser(s) to purchase the number of shares of Series A Preferred Stock held by The E&Healthcare Investment Fund II

(“E&I”) having a value representing up to fifty-percent (50%) of the Purchase Price (as defined in the Series A Preferred Stock Purchase Agreement between E&I and the Company) from E&I and E&I has a right, but not an obligation, to sell its shares of Series A Preferred Stock to such prospective purchaser(s).  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Principal Stockholders in accordance with this Section 5.1.

(c)                                  The right of first offer in this Section 5.1 shall not be applicable to (i) shares of Capital Stock or Derivative Securities issued by reason of a dividend or other distribution, stock split, split-up or other distribution on shares of Capital Stock, (ii) shares of Capital Stock or Derivative Securities issued or deemed issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to the Company’s 2018 Stock Plan, as the same may from time to time be amended, or any other stock or option plan or other equity-based incentive or benefit plan, agreement, or arrangement approved by the Board (including a majority of the Preferred Stock Directors), (iii) shares of Common Stock issued in an IPO or in connection with a Reverse Merger or a Deemed Liquidation Event, (iv) the issuance of securities pursuant to the conversion, exercise, or exchange of Derivative Securities outstanding on the date hereof, including, without limitation, convertible shares of Capital Stock including the Series A Preferred Stock, the Series B Preferred Stock and convertible bonds and promissory notes including the Convertible Promissory Notes (provided that no Initial Holder may exercise his or its conversion rights under the Convertible Promissory Notes without the prior majority consent of the shares of the Investors if such consent is then required under Section 4A.2); (v) shares of Capital Stock or Derivative Securities issued by the Company in connection with the acquisition of another Person or another Person’s business, assets or outstanding equity securities by the Company or any of its subsidiaries by consolidation, merger, purchase or other transaction in which the Company or any such subsidiary acquires, in a single transaction or series of related transactions, a material amount of the assets or equity ownership of such other Person, or in connection with a joint venture, in each case approved by the Board; (vi) shares of Common Stock issued pursuant to the Dong-A Acquisition Agreement or pursuant to the Dong-A License Agreement; (vii) shares of Common Stock or Derivative Securities issued in connection with any other sponsored research, collaboration, license, development, marketing or similar agreements or strategic partnerships approved by the Board (including a majority of the Preferred Stock Directors); or (viii) shares of Capital Stock or Derivative Securities issued to banks, equipment lessors or other lenders, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board (including a majority of the Preferred Stock Directors).

6.                                      Drag-Along Right.

6.1                               Definitions.  A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a Deemed Liquidation Event.

6.2                               Actions to be Taken.  In the event that the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, on an as-converted basis (the “Selling Investors”), approve a Sale of the Company in writing, specifying that this Section 6 shall apply to such transaction, then each Holder and the Company hereby agree:

(a)                                 if such transaction requires stockholder approval, with respect to all shares that such Holder owns or over which such Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Stock Sale, to sell the same proportion of shares of Capital Stock beneficially held by such Holder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 6.3 below, on the same terms and conditions as the Selling Investors;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 6, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of the Company owned by such party or Affiliate in a voting trust or subject any shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)                                   if the consideration to be paid in exchange for the shares pursuant to this Section 6 includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the shares which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the shares; and

(g)                                  in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Holders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Holder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder  with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

6.3                               Exceptions.  Notwithstanding the foregoing, a Holder will not be required to comply with Section 6.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)                                 any representations and warranties to be made by such Holder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including, but not limited to, representations and warranties that (i) the Holder holds all right, title and interest in and to the shares such Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable against the Holder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Holder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale;

(c)                                  the liability for indemnification, if any, of such Holder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Holder in connection with such Proposed Sale;

(d)                                 liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all stockholders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(e)                                  upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock,  (ii) each holder of a series of preferred stock will receive the same amount of consideration per share of such series of preferred stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the holders of a majority of the shares of the Series A Preferred Stock and/or the holders of a majority of the shares of Series B Preferred Stock elect to receive a lesser amount by written notice given to the Company at least thirty (30) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of preferred stock and Common Stock shall be allocated among the holders of preferred stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of preferred stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Restated Certificate, as in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for a Holder’s shares pursuant to this Section 6.3(e) includes any securities and due receipt thereof by such Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to such Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to such Holder in lieu thereof, against surrender of such Holder’s shares which would have otherwise been sold by such  Holder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for such Holder’s shares; and

(f)                                   subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of Capital Stock, if any holders of any Capital Stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Capital Stock will be given the same option; provided, however, that nothing in this Section 6.3(f) shall entitle any Holder to receive any form of consideration that such Holder would be ineligible to receive as a result of such Holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

6.4                               Restrictions on Sales of Control of the Company; M&A ROFR.

(a)                                 Restrictions. Notwithstanding anything in this Agreement, no Holder shall be a party to any Stock Sale unless all holders of Series A Preferred Stock and Series B Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Certificate as in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of a majority of the outstanding shares of Series A Preferred Stock and/or a majority of the outstanding shares of Series B Preferred Stock elect otherwise by written notice given to the Company at least thirty (30) days prior to the effective date of any such transaction or series of related transactions.

(b)                                 M&A Right of First Refusal.  Notwithstanding anything in this Agreement, the Company or each Holder shall, upon receipt of any bona fide written offer from a third party (whether unsolicited or solicited) for a Sale of the Company (the “Third Party Offer”), promptly first provide to each Investor with written notice of such Third Party Offer (the “ROFR Notice”). The ROFR Notice shall include a summary of the material terms of the Third Party Offer, including, as applicable, the acquisition price, the structure of the proposed transaction, the merger ratio, securities or assets subject to the Third Party Offer, and the proposed date of the closing.  From the date of the Investors’ receipt of the ROFR Notice and for a period of thirty (30) days thereafter (which period may be extended by mutual written agreement between the parties hereto) (the “Review Period”), each Investor shall have a right of first refusal (the “M&A ROFR Right”) to submit a proposal relating to a Sale of the Company on the same or substantially identical terms as set forth in the ROFR Notice (the “Investor Proposal”). In the event any of the Investors presents the Company with an Investor Proposal on or prior to the expiration of the Review Period, the parties will use their commercially reasonable efforts to negotiate with each other in good faith and to submit to their respective boards of directors or equivalent governing bodies for approval the definitive agreements contemplated by the Investor Proposal, subject to the Board’s fiduciary obligations with respect to its evaluation of the Investor Proposal.

7.                                      Provisions Regarding Board of Directors.

7.1                               Board Composition.(a)                   (a) As provided in Section 3.2 of the Restated Certificate, the number of directors of the Company shall be five (5).  This includes the Series A Director, the Series B Director or Series B Directors (as the case may be) and the two individuals nominated by the Initial Holders as described in this Section 7.1.  It is contemplated that the Chairman of the Board, if any, be appointed by the Board.

(b)                                 Prior to April 9, 2021, each Holder agrees to vote, or cause to be voted, all Voting Shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held, whether annually, in the event of a vacancy, or pursuant to any consent of the stockholders in lieu of such a meeting, the individuals nominated pursuant to Section 7.1(c) shall be elected to the Board, provided that such individuals are able and willing to continue serving as directors.

(c)                                  Each of the Initial Holders shall be entitled to nominate one (1) person to serve as a director of the Company.  If the person nominated by an Initial Holder ceases to serve as a director, for any reason including resignation or removal, then the Initial

Holder who nominated such director shall be entitled to nominate a replacement director.  If an Initial Holder does not nominate a person to serve as a director, no alternative or substitute director shall be appointed by the other Initial Holder or the Board.  Nor shall an Initial Holder’s decision or failure to nominate a person to serve as a director be considered or deemed a waiver of such Initial Holder’s right to make a nomination.

(d)                                 As provided in Section 3.2 of the Restated Certificate, upon the termination of the right of the holders of the Series A Preferred Stock to elect the Series A Director, the holders of the Series B Preferred Stock will be entitled to elect two (2) Series B Directors.  Upon and after that event, provided it is then a holder of Series B Preferred Stock, the E&Healthcare Investment Fund No. II shall be entitled to designate one of the two Series B Directors and each of the Series B Investors agrees to vote, or cause to be voted, all shares of Series B Preferred Stock owned by them in favor of the election of such designee as a Series B Director.

7.2                               Board Meetings. Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall hold at least two regular meetings per year in accordance with an agreed-upon schedule and may hold special meetings of the Board from time to time as needed or desired.  The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board and committees of the Board and may provide such compensation to the directors for their service as may be determined by the Board.  Unless stated in this Agreement and the Restated Certificate, the notice and quorum requirements for meetings of the Board and the vote necessary for the Board to act on a particular matter shall be as provided in the Bylaws.  The Chairman of the Board shall be responsible for preparing and circulating the agenda for each Board meeting in advance to the other directors.  The Chairman of the Board shall chair each Board meeting.

7.3                               Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board (including the Preferred Stock Directors) as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

7.4                               Indemnification Matters.  The Company hereby acknowledges that the Preferred Stock Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Investor Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Preferred Stock Directors are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Stock Directors are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Stock Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of such Preferred Stock Directors to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Preferred Stock Directors), without regard to any rights such Preferred Stock Directors may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Stock Director with respect to any claim for which such Preferred Stock Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Stock Director against the Company. The Preferred Stock Directors and the Investor Indemnitors are intended third party beneficiaries of this Section 7.4 and shall have the right, power and authority to enforce the provisions of this Section 7.4 as though they were parties to this Agreement.

8.                                      Stockholder Meetings.

8.1                               General. The notice and quorum requirements for meetings of stockholders and the vote necessary for the stockholders to act on a particular matter shall be as provided in the Bylaws.  Voting at a meeting of stockholders may be by show of hands or voice vote, or at the discretion of the Chairman of the meeting (as designated in accordance with the Bylaws) or upon the demand of stockholders representing at least ten percent (10%) of the outstanding voting power of the Capital Stock entitled to vote at the meeting, voting shall be by ballot.  Regardless of the manner of voting at a particular meeting of stockholders, any stockholder entitled to vote at the meeting may vote in person or by proxy.

8.2                               Reserved Matters. So long as the holders of Preferred Stock are entitled to elect Preferred Stock Directors, the Company agrees that it will not, without the approval of the Board, which approval must include the affirmative vote of a majority of the Preferred Stock Directors:

(a)                                 make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)                                 make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(c)                                  guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)                                 make any investment inconsistent with any investment policy approved by the Board;

(e)                                  incur any aggregate indebtedness in excess of $100,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;

(f)                                   otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) thereof, except for transactions contemplated by this Agreement, the Stock Purchase Agreements, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board;

(g)                                  hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(h)                                 change the principal business of the Company, enter new lines of business, or exit the current line of business;

(i)                                     sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(j)                                    enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $1,000,000.

9.                                      Vote to Increase Authorized Capital Stock.  Each Holder agrees to vote or cause to be voted all Voting Shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Capital Stock from time to time to ensure that there will be sufficient shares of Capital Stock available for conversion of all Derivative Securities outstanding at any given time.

10.                               Miscellaneous.

10.1                        Effectiveness; Term. This Agreement shall become effective as of the date first written above and shall remain in effect, if not theretofore terminated pursuant to Section 10.6, until the earliest of (a) immediately prior to the consummation of an IPO, (b) the consummation of a Reverse Merger or (c) the consummation of a Deemed Liquidation Event.

10.2                        Stock Split, Etc. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, stock split, combination, subdivision, recapitalization or the like affecting the Capital Stock occurring after the date of this Agreement.

10.3                        Ownership. Each Holder represents and warrants that such Holder is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

10.4                        Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested and received). Notices to the Company shall be directed to it at 177 Huntington Avenue, Suite 1700, Boston, MA 02115 and notices to each Holder shall be directed to them at the addresses set forth on Schedule A to this Agreement, as applicable, or at such other address or addresses as may be furnished by them to the Company in writing.

10.5                        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.6                        Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 10.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company, (ii) the Initial Holders and (iii) the Investors. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Holders and all of their respective successors and permitted assigns.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.  This Agreement shall terminate automatically with respect to any Holder when such Holder ceases to beneficially own any shares of Capital Stock that had been subject to this Agreement.

10.7                        Assignment of Rights.

(a)                                 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. In the event any Holder changes such Holder’s name or address due to the change of its general partner or for other reasons, such Holder shall notify the other parties of such change(s).

(b)                                 Any successor or permitted assignee of any Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms of Section 2 or any permitted transferee who acquires shares in accordance with Section 3, shall deliver to the Company, as a condition to any transfer or assignment, a Joinder Agreement pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)                                  Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

10.8                        Confidential Information. Each Holder acknowledges that Confidential Information (as defined below) has been or may be furnished to such Holder in connection with such Holder’s investment in the Company. Such Holder acknowledges that the Confidential Information which such Holder has received or may receive is the property of the Company. Each Holder agrees that such Holder will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Holder is subject); provided that such Holder gives the Company prompt notice of such requests, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Holder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation), or (ii) if the prior written consent of the Company shall have been obtained. The provisions of this Section 10.8 are in addition to, and separate from, any similar covenants and restrictions in respect of Confidential Information to which a Holder may be subject by reason of any employment, consulting or other relationship with the Company or its Affiliates.  “Confidential Information” shall mean any confidential or proprietary information relating to the business or affairs of the Company or any of its Affiliates including, but not limited to, information relating to financial statements and other financial information, business plans, employees, any aspects of sourcing raw materials, information with respect to suppliers, intermediates, manufacturing or production, technical specifications, know-how, scientific data and other information, formulae, patents and patent applications, strategies, analyses or other proprietary information used by the Company or any of its Affiliates; provided, however, that Confidential Information does not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of the Holder; provided, further, that Confidential Information shall not include information that (i) is or becomes generally known to the public other than as a result of a disclosure by the Holder in violation of this Agreement, or (ii) was or becomes available to the Holder on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not bound by a confidentiality agreement with the Company or another Person.

10.9                        Severability. Should any provision of this Agreement be found to be illegal or unenforceable under applicable law, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by applicable law.

10.10                 Governing Law; Dispute Resolution. This Agreement and any dispute hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. All disputes, claims, or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby (including the indemnification provisions hereunder), that are not resolved by mutual agreement, shall be resolved solely and exclusively by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with HKIAC Administered Arbitration Rules in force when a notice of arbitration is submitted.  The arbitration shall be conducted by three (3) neutral arbitrators. Each party shall nominate one (1) arbitrator and the third arbitrator shall be selected by the first two (2) arbitrators; provided that if the first two (2) arbitrators do not make a selection within thirty (30) calendar days after the appointment of the second arbitrator, then the third arbitrator shall be selected by the secretariat of HKIAC. The third arbitrator, whose nationality shall be different than the other two arbitrators, shall act as chair of the arbitration proceedings and. The arbitration shall take place in Hong Kong and shall be conducted in the English language.

10.11                 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.12                 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature or other electronic transmission method (including pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13                 Specific Performance. Each party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of stock not made in strict compliance with this Agreement).

10.14                 Additional Holders. In the event that after the date of this Agreement, the Company proposes to issue shares of Common Stock or Derivative Securities convertible into, or exercisable or exchangeable for (in each case, directly or indirectly) shares of Common Stock, the Company shall, as a condition to such issuance of Common Stock or issuance of Common Stock upon conversion, exercise or exchange of such Derivative Securities, require such Person to enter into a Joinder Agreement, and such Person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Holder, except as provided otherwise in the Joinder Agreement.  In addition, the Company may as a condition to issuing any other shares of Capital Stock require that the Person(s) to whom such shares are proposed to be issued to enter into a Joinder Agreement, and such Person(s) shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Holder, except as provided otherwise in the Joinder Agreement.

10.15                 Right to Conduct Activities.  The Company hereby agrees and acknowledges that each Investor (together with its affiliates) may from time to time review the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company hereby agrees that, to the extent permitted under applicable law, each Investor (and its Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by each Investor (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of the Investor (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

10.16                 Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the parties are expressly canceled.

Schedule A to this Agreement shall be updated by the Company as necessary to reflect any Subsequent Holders and any change in ownership of shares subject to this Agreement held by any Holder.  The Company shall provide a copy of any update to Schedule A to each Holder as promptly as practicable following such update.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Stockholders’ Agreement as of the date first written above.

COMPANY:

NEUROBO PHARMACEUTICALS, INC.

By:	/s/ John L. Brooks III
Name:	John L. Brooks III
Title:	President & CEO

INITIAL HOLDERS:

JK BIOPHARMA SOLUTIONS, INC.

By:	/s/ Jeong-Gyun Oh
Name:	Jeong-Gyun Oh
Title:	President & CEO

ROY FREEMAN, M.D.

/s/ Roy Freeman, M.D.

INVESTORS:

Series A Investors

The E&Healthcare Investment Fund II

By:	E&I Investment, Inc.,
its general partner

By:	/s/ Na Yeon (Irene) Kim
Name:	Na Yeon (Irene) Kim
Title:	Representative Director

Sun Dae Kang

By:	/s/ Sun Dae Kang

Series B Investors

Eun Soo Kang

By:	/s/ Eun Soo Kang

Yeon Joo Kang

By:	/s/ Yeon Joo Kang

Min Ji Kang

By:	/s/ Min Ji Kang

DONG-A:

DONG-A ST CO., Ltd.

By:	/s/ Daesik Eom
Name:	Daesik Eom
Title:	Chief Executive Officer

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) to the Fourth Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”) of NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is made and entered into as of      , 2019, by and between the Company and the undersigned (the “Joining Holder”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Stockholders’ Agreement.

WHEREAS, the Joining Holder is [acquiring shares of Capital Stock from the Company] [acquiring shares of Capital Stock from a Holder as permitted under the terms of the Stockholders’ Agreement] and has agreed to become a party to the Stockholders’ Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Agreement to be Bound.

The Joining Holder agrees that, upon the execution of this Joinder Agreement, the Joining Holder shall become a party to the Stockholders’ Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders’ Agreement with respect to the shares set forth beside the Joining Holder’s name in Schedule A to the Stockholders’ Agreement, and the Joining Holder shall be deemed a “Holder” [and a “Non-Investor Holder”] thereunder for all purposes.

2.                                      Address for Notices.  For purposes of Section 9.4 of the Stockholders Agreement, the Joining Holder requests that copies of all notices to the Joining Holder be sent to the following address: [INSERT ADDRESS OF JOINING HOLDER]

3.                                      Binding Effect. This Joinder Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Company, the Joining Holder and the other Holders and their respective heirs, personal representatives, successors and assigns.

4.                                      Severability.  Should any provision of this Joinder Agreement be found to be illegal or unenforceable under applicable law, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by applicable law.

5.                                      Further Agreement.  The parties hereto shall use commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Joinder Agreement and to consummate the transactions contemplated hereby.

6.                                      Governing Law. This Joinder Agreement and any dispute hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

7.                                      Counterparts.  This Joinder Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  This Joinder Agreement may also be executed and delivered by facsimile signature or other electronic transmission method (including pdf) and in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Joinder Agreement as of the date first written above.

COMPANY:

NeuroBo Pharmaceuticals, Inc.

By:
Name:
Title:

JOINING HOLDER:

[ ]

By:
Name:
Title: